Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spark Energy, Inc.:

We consent to the use of our report dated March 24, 2016, with respect to the consolidated balance sheets of Spark Energy, Inc. as of December 31, 2015 and 2014, and the related combined and consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

October 7, 2016